Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CF Bankshares Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Non-Voting Common Stock, par value $0.01 per share	457(i)	1,260,700(2)	$—(3)	$—	$—	$—

	Equity	Common Stock, par value $0.01 per share, issuable upon conversion of the Non-Voting Common Stock	457(c)	1,260,700	$25.03(4)	$31,555,321.00	$153.10 per $1,000,000	$4,831.12

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$31,555,321.00	$153.10 per $1,000,000	$4,831.12

	Total Fees Previously Paid					—		$—

	Total Fee Offsets					—		$—

	Net Fee Due							$4,831.12

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, par value $1.00 per share (“Common Stock”), of CF Bankshares Inc. (the “Registrant”) which may become issuable by reason of any stock split, reclassification or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents the maximum number of shares of the Registrant’s non-voting common stock, par value $0.01 per share (“Non-Voting Common Stock”) being registered for resale.

(3)

No additional consideration will be received upon conversion of the Registrant’s Non-Voting Common Stock and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Non-Voting Common Stock has been allocated to the underlying Common Stock included in the registration fee.

(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on January 2, 2025 of $25.03 per share.